Exhibit 1

Definitive Acquisition Agreement

Definitive Acquisition Agreement dated as of August 1, 2013 ("Agreement"), by and between AMFIL Technologies, INC. a New York corporation with its offices located in:

77 Davisville Ave., Suite 2317, Toronto, M4S 1G4. Ontario, Canada civic address (“AMFIL”),

and

Interloc-Kings Inc. incorporated in the Province of Ontario Canada with its offices located at

 3601 Highway 7. Suite #400, Markham, Ontario, Canada L3R-0M3
(Interloc-Kings Inc., hereafter named below as the Company).

WHEREAS, AMFIL and the Company acknowledge that Amfil and the Company have successfully negotiated for the acquisition of all the Assets and/or the rights therein owned by the Company (the “Acquisition Assets”) by AMFIL as stipulated in a Letter of Intent dated July 16, 2013 and submitted as an 8K filing on July 18, 2013;

And

WHEREAS, the parties hereto wish to confirm the terms and conditions upon which AMFIL has acquired the Acquisition Assets;
NOW THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

ARTICLE 1

BASIC TRANSACTION

1. Purchase of Acquisition Assets.
Based on the information submitted to AMFIL this Definitive Agreement includes the following terms:
1.1 Acquisition Assets that is Purchased. The parties are satisfied of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), the Company shall sell, transfer, convey, assign and deliver to AMFIL, and AMFIL shall purchase from the Company, at the Closing (as hereinafter defined), all of the Company's right, title and interest in and to the Acquisition Assets, free and clear of any mortgage, pledge, lien, security interest, encumbrance, claim, liability, easement, restriction or charge of any kind or nature (whether or not of record).

1.2 Purchase Price. The purchase price that AMFIL shall pay for the Acquisition Assets has been established as outlined in the LOI. The established price is 350,000,000 common restricted shares of AMFIL.
1.3. Representations and Closing Conditions.
(a) The Definitive Acquisition Agreement is structured, by way of illustration and not mitigation, as an asset or stock acquisition agreement, a share exchange agreement of a merger or consolidation agreement, as the parties hereto have agreed.
(b) The Definitive Acquisition Agreement contains such representations, warranties, covenants and closing conditions as to each of AMFIL and the Company as are customary in such agreements.
(c) The Company has provided proof of ownership of the Acquisition Assets as requested by and was acceptable to AMFIL.
(d) Entry into, and consummation of, the Definitive Agreement was subject to due diligence by AMFIL and deemed to be appropriate.
(e) Entry into, and consummation of, the Definitive Acquisition Agreement was subject to such other terms and conditions as provided in ARTICLE 3 hereof,

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations of the Company.
The Company has represented and warranted to AMFIL as of the date hereof as follows:
(a) Corporate Organization. The Company is duly organized, validly existing and in good standing under the laws of the Province of Ontario, and has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.
(b) Authorization. The Company has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein and therein. The Board of Directors of the Company has taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of the Company enforceable against it in accordance with its terms.
(c) Litigation. To the knowledge of the Company, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or threatened or contemplated by or against or involving the Company, its assets, properties or businesses or its members, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

2.2 Representations and Warranties of AMFIL
AMFIL represents and warrants to the Company as of the date hereof as follows:
(a) Corporate Organization. AMFIL is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.
(b) Authorization. AMFIL has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein and therein. The Boards of Directors of AMFIL have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of AMFIL enforceable against it in accordance with its terms.

ARTICLE 3

BINDING PROVISIONS

The following paragraphs of this agreement (the "Binding Provisions") are the legally binding and enforceable agreements of AMFIL and the Company.
3.1. Term. This Agreement will begin on August 1, 2013, and will continue to be effective and in full force until indefinite or until terminated as provided in this Agreement
3.2. Exclusive Dealing. There is no exclusive agreement between the parties. The Company grants AMFIL a right of first refusal from The Company from the date the Definitive Acquisition Agreement is signed to purchase all or part of the current assets of The Company.

(a) The Company will immediately notify AMFIL regarding any contact between the Company, or its representatives and any other person regarding any such offer or proposal or any related inquiry.
3.3. Conduct of Business. During the period from the Signing Date until the Termination Date, the Company will operate its business in the ordinary course and to refrain from any extraordinary transactions.
3.4. The Company agrees that it will not distribute this document in part or whole to anyone except the officers and directors of The Company and its associates.
3.5.
It is clearly understood by The Company and agreed that this Definitive Acquisition Agreement document in part or whole will not be used in any manner as an inducement to solicit investments.
The Company acknowledges that the Company clearly understands that AMFIL is a reporting public company in the USA under THE OCTBB and is subject to all the SEC rules and regulations. Any damage to AMFIL as result of a breach of this agreement will cause the company and its officers and directors to be held responsible and liable for damages and possible criminal proceedings.

3.6. Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible, or permit the Disclosure of (collectively, "Disclose" or "Disclosure" as the case may be), any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such information. The term "Information" as used herein shall not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from who originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information. The Confidentiality section of this agreement shall be in force throughout the duration of the pre-closing term and shall be in effect until closing of the transactions contemplated hereby.
3.7. Public Announcements. Neither of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are deemed by its counsel to be required by applicable law, rule or regulation.
3.8. Costs. The Company will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the acquisition of the Acquisition Assets.

3.9. Consents. The signing of this Definitive Agreement is in accordance with  the  approval of the respective Board of Directors of each of AMFIL and the Company, and, to the extent required, their respective shareholders.
Notwithstanding the fact that the directors of AMFIL have signed the LOI, this definitive agreement has been post the AMFIL due diligence and has acquired the approval of the majority of AMFIL shareholders as a majority of shareholders is outlined and defined in the by-laws of AMFIL..
3.10. Duties of the Parties. Each party will be responsible for it respective duties as follows:

AMFIL Technologies, Inc.
The obligation of AMFIL to ensure successful execution of this Agreement is as follows:
(a)	AMFIL and The Company have negotiated in good faith consistent with the terms and conditions set out in their Letter of Intent. AMFIL will be satisfied, in its sole discretion with its due diligence.
(b)
The parties will have received all regulatory consents and approvals required in connection with the transaction set out herein including obtaining approval from the Securities and Exchange Commission (SEC) to list and post for trading the AMFIL shares issuable to the Company and its associates.

Interloc-Kings Inc.
The obligation of the Company to ensure successful execution of this Agreement is as follows:
(a)
AMFIL and The Company have negotiated in good faith consistent with the terms and conditions set out in their Letter of Intent. The Company will accommodate AMFIL in all aspects with its due diligence review.

(b)	The Company will ensure that all regulatory consents and approvals required in connection with the transaction set out herein are obtained and maintained to accommodate compliance with the SEC.

3.11. Termination and penalty.

(a) This Agreement may be terminated for cause by AMFIL upon 5 business days notice given to The Company  For purposes hereof, “Cause” shall mean the breach by The Company of any representation, warranty, covenant or if it is deemed after the directors and the shareholders of AMFIL at any time post signing of a definitive agreement, review of a due diligence report and conclude that the valuation of the assets purchased from The Company are not credible or acceptable, or if a transaction with The Company is not in the best interests of the shareholders of AMFIL.

(b) This Agreement will automatically terminate on the earlier to occur of August 9, 2013 or the date of the execution and delivery of this Definitive Agreement by both of the parties hereto.

(c) The date on which this Agreement is terminated as provided in this Section 3.11 is referred to herein as the Termination Date.
(d) Upon termination of the this Agreement, the parties will have no further obligations hereunder, except as stated in this Article 3, which will survive any such termination. Anything herein to the contrary notwithstanding if either party hereto has not received a countersigned copy of this Agreement on or before August 9, 2013 this agreement shall terminate and be of no further force or effect.

3.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof, and may not be amended or modified except by a writing executed by all of the parties.
3.13. Consummation of the Definitive Agreement is subject to AMFIL and the Company shareholder approval of the definitive agreement.
3.14 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses, facsimile numbers and email address as a party may designate by notice to the other parties):

If to the Company:

Interloc – Kings Inc.

3601 Highway 7. Suite #400, Markham, Ontario, Canada L3R-0M3

If to AMFIL:

AMFIL Technologies, Inc.

77 Davisville Ave., Suite 2317, Toronto, M4S 1G4. Ontario, Canada

Or such other address as a party may specify by written notice given in accordance with this section.

3.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

3.16. No Liability. The subsections and provisions of Article 1 of this Agreement do not constitute and will not give rise to any legally binding obligation on the part of any of the parties hereto. Moreover, except as expressly provided in Article III, the “Binding Provisions” (or as expressly provided in any binding written agreement that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the possible acquisition of the Acquisition Assets, or relating to the negotiation of the terms of the possible acquisition or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the Parties.

3.17. Assignments, Successors, and No Third-Party Rights. No party may assign any of its, his or her rights under this Agreement without the prior consent of the other parties except that AMFIL may assign any of its rights under this Agreement to any Subsidiary of AMFIL Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

3.18. Governing Law. The corporate laws of the State of New York shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMFIL TECHNOLGIES, INC.
By:
---------------------------------------------
DIRECTOR
By:
---------------------------------------------
DIRECTOR
By:
---------------------------------------------
DIRECTOR

The COMPANY

INTERLOC-KINGS INC.
By:
---------------------------------------------
President/CEO